Filed pursuant to Rule 433
Dated November 14, 2016

Relating to
Pricing Supplement No. 1,168 dated November 14, 2016 to
 Registration Statement No. 333-200365

Global Medium-Term Notes, Series F

Fixed Rate Senior Notes Due 2021

Issuer:	Morgan Stanley
Principal Amount:	$3,250,000,000
Maturity Date:	November 17, 2021
Trade Date:	November 14, 2016
Original Issue Date (Settlement):	November 17, 2016 (T+3)
Interest Accrual Date:	November 17, 2016
Issue Price (Price to Public):	99.489%
Agents’ Commission:	0.350%
All-in Price:	99.139%
Net Proceeds to Issuer:	$3,222,017,500
Interest Rate:	2.625% per annum
Interest Payment Period:	Semi-annual
Interest Payment Dates:	Each May 17 and November 17, commencing May 17, 2017
Day Count Convention:	30/360
Specified Currency:	U.S. Dollars (“$”)
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Business Day:	New York
CUSIP:	61746B ED4
ISIN:	US61746BED47
Issuer Ratings:	A3 (Moody’s) / BBB+ (Standard & Poor’s) / A (Fitch) / A- (R&I) / A (high) (DBRS) (Stable / Stable / Stable / Stable / Stable)
Agents:	Morgan Stanley & Co. LLC and such other agents as shall be named in the above-referenced Pricing Supplement for the notes.
Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated November 19, 2014
Prospectus Dated February 16, 2016

References in the Prospectus Supplement to the Prospectus dated November 19, 2014 shall refer to the Prospectus dated February 16, 2016.